Exhibit 4.8

THIRD AMENDMENT

TO THE

CARDINAL HEALTH 401(K) SAVINGS PLAN

(As amended and restated effective January 1, 2006)

Background Information

A. Cardinal Health, Inc. (“Cardinal Health”) previously adopted and currently maintains the Cardinal Health 401(k) Savings Plan (the “Plan”), for the benefit of employees of Cardinal Health and its subsidiaries and affiliates.

B. Section 12.02 of the Plan permits the amendment of the Plan at any time.

C. The Cardinal Health, Inc. Financial Benefit Plans Committee (the “Committee”) is authorized to approve the amendment of the Plan and documents related to the Plan’s administration.

D. The Committee desires to amend the Plan to clarify the Plan’s loan procedures applicable to former participants under the Plan.

Amendment of the Cardinal Health 401(k) Savings Plan

The Plan is hereby amended as set forth below effective as of January 1, 2007.

1. The first paragraph of Section 6.06A of the Plan regarding loans to Plan participants is hereby clarified by adding a new last sentence to read as follows:

Notwithstanding the foregoing, a loan may be made available to a Former Participant who remains an active employee on an Employer’s payroll.

2. All other provisions of the Plan shall remain in full force and effect.

CARDINAL HEALTH, INC.

BY:	/s/ Joan Kelly

ITS:	Sr. VP Total Rewards

DATE:	11/16/07